Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-275806, 333-275807, 333-275808, 333-275811, and 333-275817) on Form S-8 of our report dated August 2, 2024, with respect to the consolidated and combined financial statements of Worthington Steel, Inc.

/s/ KPMG LLP

Columbus, Ohio
August 2, 2024